CFS Bancorp, Inc.                                                                                      THOMAS F. PRISBY, CHAIRMAN
707 Ridge Road ● Munster, Indiana 46321

                                            August 17, 2009

Fellow Shareholders:

An interrelated group of investors, including domestic and offshore hedge funds, institutional and individual investors affiliated with John W. Palmer and Richard J. Lashley, collectively known as “PL Capital Group,” has taken a large position in CFS Bancorp, Inc. (Company).  As of the date of their most recent filing with the Securities and Exchange Commission (SEC), PL Capital Group owned 1,005,151 shares of Common Stock of our Company acquired at a total cost of $3,188,288, or an average of $3.17 per share.  Since their initial filing with the SEC on January 27, 2009, PL Capital Group has made a number of filings with the SEC and issued multiple press releases to detail their opinion of our Company and our management team.  We wanted to provide all shareholders with an update on some of the issues that PL Capital Group has raised in their various press releases and regulatory filings, and what we have done and will do in response to these issues.

CFS Bancorp Strategy for Improving our Financial Performance
As we know you realize, the U.S. banking industry has been significantly affected by the current recession which started in late 2007.  CFS Bancorp has not been immune to the impact of economic declines affecting our core Northwest Indiana and suburban Chicago markets.

However, we are a well-capitalized institution with strong liquidity, so we remain confident in our future.  As we have reiterated in past shareholder communications and regulatory filings, we are taking an aggressive stance in dealing with our non-performing asset issues and seeking to rationalize costs, while at the same time, we have continued to pursue our stated targeted long-term growth and diversification strategy.  Our current strategy, which the Board adopted in 2007, is built around four core objectives:

•	Decreasing our level of non-performing assets;
•	Bringing costs in line with our anticipated future asset base;
•	Growing while diversifying our client base by targeting the small to mid-sized business owner for relationship-based banking; and
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Expanding our relationships with our business and consumer clients by meeting a greater number of their financial service needs through increased product penetration:  deposits, loans and ancillary services.

We believe, and we have communicated to shareholders our belief, that these activities are part of the core business of banking and represent the highest and best use of management’s time in the current environment.  We also believe that the changes made in our senior management team, coupled with the investments made in our people, technology and infrastructure over the past 24 months will help us achieve these objectives.

A Little Background on PL Capital Group
PL Capital Group is an activist dissident shareholder.  The principals of this hedge fund have extensive experience in threatening litigation; proxy fights; attempting to force the sales of institutions they invested in to larger institutions; making various allegations to the institutions’ shareholders and customers; and criticizing management of the institutions.  They have not traditionally been “buy and hold” investors of the institutions in which they own shares seeking to improve the long term performance of those institutions in meeting the needs of the customers and communities they serve.

PL Capital’s principals have shown a bias towards forcing the sale of the institutions that they own.  Since 1997, PL Capital Group has made significant investments in a number of publicly held bank or thrift holding companies.  Despite the wide variety of geographic areas, asset size classes, economic conditions and market situations in which they have invested, their approach to improve stock price performance has almost always centered around questioning the strategies and abilities of existing management of an institution; repurchasing stock; nominating one or more members of PL Capital Group to the institutions’ board of directors; and/or selling or merging the institution out of existence.  Of the eight large investments where PL Capital Group or their principals made initial 13D filings with the SEC from January, 1997 to December, 2005, six of the institutions were merged out of existence.

PL Capital Group Actions & CFS Bancorp, Inc. Responses
It has been apparent from the beginning of our interactions with PL Capital Group that they have different ideas than our management and the Company’s Board of Directors about how to best achieve the goal of attaining a higher stock price.  At the same time, while we would all like to see a higher stock price, an insured depository financial institution has many groups of key stakeholders to whom it must be responsive.  The words and actions of PL Capital Group to date suggest that they do not share our vision of what CFS Bancorp is and will be.  We do not share their vision above regarding the optimal strategy through which to maximize shareholder value.

In light of PL Capital Group’s record of adversarial interactions with management in their other financial institution investments, the Company’s Board of Directors and our management team have determined that the most equitable approach for all shareholders is as follows:

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Management will continue to focus our efforts on executing our key strategic objectives, including controlling costs, addressing problem assets and pursuing our strategic growth and diversification plan.

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We will not engage in an ongoing, public dialogue with the principals of PL Capital Group regarding the various accusations, insinuations, implications and allegations that they have made and will likely continue to make.  We would urge shareholders to keep this in mind as they review the additional communications that we expect will be forthcoming from them.

As an example, PL Capital Group’s August 3, 2009 press release suggested that the Company’s Board of Directors’ mandatory retirement policy was ended as a means through which to “entrench” the current Board.  PL Capital Group’s characterization of this change to our director retirement policy is incorrect.  The Board discussed the pros and cons of the former policy and concluded that:

1)	A current or potential new director’s ability to make meaningful contributions in business (and indeed, in life) does not end upon the attainment of a certain age.
2)	The evolving demographics of the Company’s target market, client and shareholder base indicate that the Company may benefit from the contributions, insights and experiences of senior directors.
3)	The removal of mandatory age limits is viewed by many corporate governance experts, including RiskMetrics Group/ISS, as consistent with good governance practice.

At CFS Bancorp, we take the input of all shareholders, including PL Capital Group, seriously.  One of the points that has been made by PL Capital Group is that we could do a better job in communicating with current and potential new investors.  Although we believe that our press releases and our reports filed with the SEC provide a full, complete and transparent view of the Company and its financial situation, we will expand our efforts in this area.

In closing, we want to reiterate that despite the potential for PL Capital Group’s actions to become a distraction, we have taken and will continue to take steps to ensure that management of our Company remains focused on its primary goal:  doing what is in the best interest of all shareholders by improving our performance through implementing our strategy.

We welcome your thoughts and comments.  We appreciate your confidence and support and look forward to continuing to serve you.

Best regards,

/s/ Thomas F. Prisby	/s/ Gregory W. Blaine
Thomas F. Prisby	Gregory W. Blaine
Chairman & Chief Executive Officer	Lead Independent Director
Email: tfprisby@citz.com	c/o Monica F. Sullivan, Secretary
Telephone: (219) 836-2960	Email: msullivan@citz.com
Facsimile: (219) 836-2950

Daryl D. Pomranke	Charles V. Cole
President & Chief Operating Officer	Chief Financial Officer
Email: ddpomranke@citz.com	Email: cvcole@citz.com
Telephone: (219) 836-2960	Telephone: (219) 836-2960
Facsimile: (219) 836-2950	Facsimile: (219) 836-2950